                                                                  EXHIBIT 10.11



                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.
                               LICENSE AGREEMENT

                                 - CONTENTS -

         SECTION HEADING                                                                PAGE
         ---------------                                                                ----
         l.    DEFINITIONS.............................................................    1
         2.    LICENSE.................................................................    3
         3.    CONSIDERATION...........................................................    5
         4.    REPORTS, PAYMENTS, RECORDS AND AUDITS...................................    8
         5.    REPRESENTATIONS AND WARRANTIES..........................................    9
         6.    DEFAULT.................................................................   10
         7.    TERMINATION.............................................................   10
         8.    CONFIDENTIALITY.........................................................   11
         9.    ARBITRATION.............................................................   11
         10.   PRESS RELEASE...........................................................   12
         11.   PATENT MARKING..........................................................   12
         12.   NOTICES.................................................................   13
         13.   INVALIDITY..............................................................   13
         14.   ENTIRE AGREEMENT........................................................   13
         15.   SECTION HEADINGS........................................................   13
         16.   GOVERNING LAW...........................................................   13
         17.   NO AGENCY...............................................................   14
         EXHIBITS
               EXHIBIT A...............................................................   15
               EXHIBIT B...............................................................   19
               EXHIBIT C...............................................................   22
               EXHIBIT D...............................................................   24




                          HOME SHOPPING NETWORK, INC.

                               LICENSE AGREEMENT



  This License Agreement ("Agreement") is entered as of January 1, 1996 (the "Effective Date") by and between the Parties, Ronald A. Katz Technology Licensing, L.P. (Licensor), a California Limited Partnership, having offices at 9401 Wilshire Blvd., Suite 900, Beverly Hills, California 90212, and Home Shopping Network, Inc., having offices at 11831 30th Court North, St. Petersburg, Florida 33716.

  WHEREAS, Licensor is the owner of patent and patent application rights relating to Automated Transaction Processing Utilizing Communication Facilities and/or Computer Telephone Integration (ACTI patents) and has the right to grant non-exclusive licenses and covenants not to sue thereunder;

  WHEREAS, Licensee desires to obtain certain non-exclusive rights under the ACTI patents as provided herein;

  WHEREAS, Licensor and Licensee (the "Parties") recognize the potential difficulty and inefficiency to both parties of negotiating and administering individual licenses to each of such ACTI patents relating to a given activity of Licensee;

  WHEREAS, the Parties have reviewed the activities of Licensee as related to the ACTI patents and on the basis of their knowledge have selected appropriate Fields-Of-Use for the activities of Licensee with respect to the ACTI patents;

  WHEREAS, in view of the nature of the ACTI patents, the business and activities of Licensee, the mutual convenience of and efficiency to the Parties and the equities of the situation, the Parties have resolved that specific Field-Of-Use Licenses are proper and appropriate as set forth herein; and

  NOW, THEREFORE, in consideration of the mutual promises and other consideration as set forth herein, the Parties agree as follows:

  1.    DEFINITIONS

        1.1 "Licensed Patents" shall mean all United States and foreign patents listed in Exhibit A, as well as all United States and foreign patents that have issued or may issue on applications whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of any such patents or applications on which they are based, including, without limitation, continuations, continuations-in-part, divisions, reissues and extensions.

         1.2 "Licensed Territories" shall mean the United States and its Territories, and all foreign countries in which one or more of the Licensed Patents have issued and remain in effect at any time during the term of this Agreement.

         1.3(a)  "Field-of-Use" shall mean an activity defined in Exhibit B.

            (b) "Field-Of-Use License" shall mean a license to make, have made and use (but not sell, lease or otherwise transfer for use by others, except as specified herein) products and processes of the Licensed Patents within one or more specified Fields-Of-Use. As specified below in detail, the relative Field-Of-Use of this Agreement is Television Shopping Systems.

         1.4. "Carrier" shall mean any entity which transmits a communication having a voice component over a communication channel.

         1.5(a) "Campaign" shall mean automated transaction processing services provided by Licensee or its Subsidiaries.

            (b) "Customers" of Licenses are all those to whom Licensee sell products during the course of electronic on-air retailing.

         1.6 "Elapsed Carrier Time" shall mean, with respect to Campaigns, the transport minutes, i.e. the aggregate elapsed time of all callers participating in Campaigns during which each caller is connected to a Carrier (whether or not Licensee is the customer of record with the billing carrier) in relation to the Campaign. The following examples illustrate the proper application of the foregoing definition: (i) if a caller is connected to a Carrier in the execution of a Campaign and while the caller is so connected, an outbound call is made by Licensee, the elapsed time during which the outbound call is connected to a Carrier is not to be added to the elapsed time during which the caller is connected to his Carrier in computing the Elapsed Carrier Time of the Campaign, (ii) if ten (10) separate individual callers call Licensee in connection with a Campaign and each caller is connected to Licensee for ten
(10) minutes, the Elapsed Carrier Time of the Campaign would be the aggregate of the elapsed time for each Caller is connected through a Carrier to Licensee in connection with the Campaign (in this example, one hundred (100) minutes), and
(iii) if three, (3) calls were connected to Licensee of the following durations: first call, one hundred (100) seconds; second call, fifty (50) seconds; and third call, forty (40) seconds (all as measured by the Carrier) the Elapsed Carrier Time for these calls would be one hundred ninety (190) seconds irrespective of any rounding methods that might be applied.

         1.7 "Automated Minutes" shall mean all minutes of Elapsed Carrier Time utilized in the course of Campaigns, other than: (i) minutes spent automatically answering a call and thereafter immediately transferring the call to a live operator, without any automated call processing, because the caller elects not to use the automated system(s); (ii) minutes spent with such live operator; and (iii) minutes spent waiting for connection to, or talking to, a show host.


         1.8 "Subsidiary" shall mean a person or entity controlled by Licensee; such control being exercised through the ownership or control, directly or indirectly, of more than 50% of all the voting power of the shares or other interests entitled to vote for the election of directors or other governing authority; however, a person or entity shall be considered an Subsidiary only for the time during which such control exists. Sublicensee's "Subsidiaries" on the date of execution of this Agreement are: Home Shopping Club, Inc., Home Shopping Network Outlets, Inc., Home Shopping Services, Inc., HSN Capital Corporation, HSN Credit Corporation, HSN Entertainment Events, Inc., HSN Entertainment Holding Company, Inc., HSN Entertainment Joint Ventures II Inc., HSN Fulfillment, Inc., HSN Fulfillment of Iowa, Inc., HSN Fulfillment of Nevada, Inc., HSN Fulfillment of Virginia, Inc., HSN Insurance, Inc., HSN Interactive, Inc., HSN Lifeway Health Products, Inc. dba HSN Products, Inc., HSN Liquidation, Inc., HSN Liquidation of Florida, HSN Mail Order, Inc., HSN Realty, Inc., HSN Redi-Med, Inc., HSN Television Shopping Mall, Inc., HSN Transportation, Inc., HSN Travel, Inc., Internet Shopping Network, Inc., MarkeTechs Services, Inc., National Call Center, Inc., Ortho-Vent, Inc., Vela Research, Inc., World Rez, Inc.

         1.9 "Arbitrator" must be a patent attorney acceptable to the parties having an electrical engineering, computer science or similar background and licensing experience in the field of telecommunications and experience in alternative dispute resolution procedures.



2.     LICENSE

         2.1 Licensor hereby grants to Licensee, and Licensee's Subsidiaries, a non-exclusive, Field-Of-Use License to make, have made, use and provide services using (but not to sublicense, sell, lease or otherwise transfer for use by others) products or processes embodying any and all inventions claimed in the Licensed Patents within the Television Shopping Systems Field-Of-Use and in the Licensed Territories.

         2.2 Although Licensee does not currently conduct activities within the Television Shopping Systems Via Cable Facilities Field-Of-Use, Licensor hereby covenants not to sue Licensee if Licensee undertakes such activities in the future in conjunction with its use of interactive voice response system(s) within the Television Shopping Systems Field-Of-Use; however, any such activities shall not convey a license or right of any kind, either express or implied, to any entity offering cable facilities and/or terminals to access Licensee's ordering system(s). This covenant not to sue is expressly conditioned on Licensee's notifying any such entity that the entity's activities are not licensed under the terms of this Agreement.

         2.3 Licensor agrees to release Licensee (and its Subsidiaries) from any and all claims of infringement of the Licensed Patents for acts performed prior to the Effective Date within the licensed Field-Of-Use of this Agreement, subject to the following conditions:

         (a)      payment of the Advance Royalty pursuant to this Agreement;
and,

         (b) full and faithful performance of the term of the Agreement by Licensee or any assigns or successors permitted under the terms of this Agreement for a period of four (4) years after the Effective Date.

         No suit may be brought against Licensee (or its Subsidiary) during such four (4) year period for infringement of the Licensed Patents in the Television Shopping Systems Field-Of-Use as long as Licensee continues to faithfully perform the terms of this Agreement. If this Agreement has not been terminated within the first four and one-half (4 1/2) years after the Effective Date, then Licensee's full and faith performance hereunder shall be presumed, However, nothing in this Section 2.3 alone. shall release or otherwise reduce the, liability of Customers of licensee or its Subsidiaries.

         2.4 Neither this Agreement, nor the rights conveyed hereunder, may be assigned by Licensee except that the entire license may be assigned along with an assignment or transfer of Licensee's entire business relating to the subject matter of the Agreement, provided, however, that: (a) on or before the date of any such assignment or transfer the assignee executes and delivers to Licensor an undertaking to assume and perform all obligations of Licensee hereunder with respect to the business being assigned or transferred, including maintenance of the systems used by Licensee (or other effective systems) to determine Automated Minutes for purposes of this Agreement and distinguish them from unlicensed activities of the assignee, and; (b) the assignee shall derive no rights under this Agreement with respect to any other business or operations conducted by it prior to, or after, the date of assignment or transfer, and nothing contained in this Agreement shall preclude Licensor from making claims or asserting its rights with respect to such other business or operations either before or after the date of assignment or transfer.

         2.5 Businesses acquired by Licensee (or its Subsidiaries) are licensed under this Agreement to the extent they satisfy the definition of "Subsidiaries" in Section 1.8, and accordingly shall bear the appropriate royalty; however, no covenant not to sue or release granted herein shall be applicable to the business acquired for activities prior to the acquisition. If Licensee (or its Subsidiary) merges, acquires or is acquired by another licensee under the Licensed Patents, the successor may elect as between redundant agreements. Furthermore, if Licensee contracts with another licensee that has a royalty bearing license under the Licensed Patents to perform all of the operations then performed by Licensee which fall within the claims of the Licensed Patents, Licensee shall be relieved of its obligation to make any further payments hereunder for the period during which such contract and such other licensee's royalty bearing license remain in effect, except for Running Royalties accrued to the date Licensee ceases performing such operations and any amounts deferred under Section 3.3 or rolled over under Section 3.4. For purposes of Section 2.3(b) of this Agreement, payments made by such other licensee under the Licensed Patents shall be deemed full and faithful performance of the terms of this Agreement by Licensee.

       2.6 Subject to the provisions of Section 2.7, if Licensor should in the future grant a royalty bearing license to QVC or Value Vision ("QV or VV") under the Licensed Patents for the Television Shopping Systems Field-Of-Use and QV or VV obtains Lower Running Royalty terms for such Field-Of-Use, or for any specific portion of such Field-Of-Use, Licensee (and its Subsidiaries) shall have the right to obtain such Lower Running Royalty rates for such Field-Of-Use or for the corresponding portion of such Field-Of-Use, provided that Licensee also accepts any less favorable terms of the other license, including but not limited to advance royalties, entry fees or guaranteed minimum royalties. For purposes of this Agreement, "Lower Running Royalty terms" means lower Running Royalty terms or other more favorable terms which could result in lower annual payments to Licensor than the terms of Section 3 of this Agreement. The date that Licensee shall be entitled to such Lower Running Royalty terms for such Field-Of-Use or any specific portion of such Field-Of-Use shall be the date of first accrual of Running Royalty by QV or VV. Licensor shall notify Licensee in writing within sixty (60) days of QV or VV obtaining a Lower Running Royalty rate, providing Licensee with a true and correct summary of the aforementioned Lower Running Royalty rates and any less favorable terms, but not identifying QV or VV by name. Licensee's (or its Subsidiaries) right to obtain a Lower Running Royalty rate must be exercised in writing by Licensee within sixty (60) days of the receipt of written notice from Licensor of the Lower Running Royalty being obtained by QV or VV. Should Licensor fail to timely notify Licensee of the Lower Running Royalty obtained by QV or VV, Licensee has the right to apply the Lower Running Royalty rate retroactively to the date of such other license. Licensee shall not be entitled, however, to any refund or credit based on other terms of such other license, and any entry fee or additional advance royalty due by Licensee shall be payable at the time the election is made.



3.          CONSIDERATION

            3.1 In consideration of the grants by Licensor, Licensee shall pay Licensor an Advance Royalty and a Running Royalty as specified below.

            (a) Licensee shall pay to Licensor upon execution of this Agreement a non-refundable Advance Royalty of Two Hundred
                 Fifty Thousand Dollars ($250,000). This Advance Royalty shall be credited from January 1, 1996 through December 31, 1996, against Running Royalties accrued during such period for use by Licensee and its Subsidiaries in the Field-Of-Use licensed under this Agreement. If the total amount of Running Royalties accrued any time through December 31, 1996 exceeds the Advance Royalty, licensee shall pay the excess to Licensor at the end of the then current Royalty Reporting Period. No credit shall be given, however, for any portion of the Advance Royalty greater than the amount of Running Royalties accrued through December 31, 1996.

            (b) During the term of this Agreement, Licensee shall pay to Licensor Running Royalty, accrued from January 1, 1996, as follows (it being understood that while it is Licensee's obligation to pay Running Royalty to Licensor, the Running Royalty is computed on activities of Licensee and Licensee's Subsidiaries):

                          (1) For the period from January 1, 1996 through December 31, 1999, Running Royalties shall be $.01 (1.0 cent) per Automated Minute of usage by Licensee and its Subsidiaries within the licensed Field-Of-Use;

                          (2) For the period from January 1, 2000 through December 31, 2002, Running Royalties shall be $.0125 (1.25 cents) per Automated Minute of usage by Licensee and its Subsidiaries within the licensed Field-Of-Use;

                          (3) For the period from January 1, 2003 through December 31, 2005, Running Royalties shall be $.015 (1.5 cents) per Automated Minute of usage by Licensee and its Subsidiaries within the licensed Field-Of-Use.

            (c) Licensee shall incur Running Royalties only through December 31, 2005. If this Agreement remains in force beyond December 31, 2005, the license granted hereunder shall become a fully-paid license, subject only to Licensee paying any previously incurred Running Royalties which have been rolled over from prior years to the extent required under Section 3.3.

            3.2 Advance Royalty shall be paid by Licensee and credited by Licensor as required in Section 3.1(a), above. In addition, during the term of this Agreement, Licensee shall pay Running Royalty as required under Section 3.1(b), above, as follows. At the end of each Royalty Reporting Period (as set forth in Section 4.1 below) through December 31, 2005, the total accrued Running Royalty from licensed activities of Licensee and its Subsidiaries shall be determined. For periods ending no later than December 31, 1996, this amount shall be reduced by any uncredited portion of the Advance Royalty. The remaining amount of accrued Running Royalty, if any, shall be paid to Licensor as set forth below.

            3.3 During the first two years following July 1, 1996, in any Royalty Reporting Period when Earning Before Interest, Taxes, Depreciation and Amortization (EBITDA) is less than Two and One-Half Million Dollars ($2,500,000), any payments due for such Royalty Reporting Period shall be deferred to the next Royalty Reporting Period when

EBITDA exceeds Two and One-Half Million Dollars ($2,500,000); however, in no event shall a deferral of Running Royalties last longer than three Royalty Reporting Periods, nor shall any such deferred royalties be considered in determining maximum annual payments for any subsequent year as provided in
Section 3.4. For example, if One Hundred Fifty Thousand Dollars ($150,000) in royalties are deferred under this Section 3.3 for the fourth quarter of 1998, that amount shall not be applied toward the Six Hundred Thousand Dollar ($600,000) maximum annual payment for 1999.

         3.4 There shall be no limit on Running Royalty payments for activities of Licensee and its Subsidiaries in foreign countries; however, Running Royalty payments due by Licensee to Licensor for activities in the United States and its Territories shall not exceed the following maximum annual payments in the years indicated:

       1996-1997                  1998               1999         2000-2002                 2003-2005
       ---------                  ----               ----         ---------                 ---------
       $500,000                   $550,000           $600,000     $650,000                  $750,000
       per year                                                   per year                  per year

         Royalties earned in excess of the stated maximums shall be "rolled over" for payment after December 31, 2005 at a rate of Seven Hundred Fifty Thousand Dollars ($750,000) per year to the extent set forth in this paragraph. The first One Million Dollars ($1,000,000) of any rolled over amount shall be paid in full; of the second One Million Dollars ($1,000,000) rolled over, only seventy-five percent (75%) of the face amount shall be payable by Licensee;
and of any rolled over royalties in excess of Two Million Dollars ($2,000,000), only fifty percent (50%) of the face amount shall be payable by Licensee. For example, if Two and One-Half Million Dollars ($2,500,000) were rolled over under the provisions of this Section, the full amount of the first One Million Dollars ($1,000,000) would be paid, Seven Hundred Fifty Thousand Dollars ($750,000) of the second One Million Dollars would be paid and Two Hundred
Fifty Thousand Dollars ($250,000) of the last Five Hundred Thousand Dollars ($500,000) would be paid, in full discharge of the Two Million Five Hundred Thousand Dollars ($2,500,000) rolled over. Thus, a total of Two Million Dollars ($2,000,000) would be paid after December 31, 2005 at a rate of Seven Hundred Fifty Thousand Dollars ($750,000) per year until fully discharged. This amount represents a non-refundable, non-cancellable obligation of the Licensee in all circumstances.

         3.5 All payments hereunder made by Licensee (except overpayments made in error and identified by Licensee within twenty-four (24) months of erroneous payment) are non-refundable.

4.       REPORTS, PAYMENTS, RECORDS AND AUDITS

         4.1 Licensees first report of its activities under this Agreement to Licensor shall be for the period from January 1, 1996 through June 30, 1996, and reports shall be made quarterly thereafter through December 31, 2005. Such periods shall be the "Royalty Reporting Periods" of this Agreement.

         Licensee has advised Licensor that as of the date of execution of this Agreement it cannot determine the number of Automated Minutes precisely, but can make a reasonable estimate. Licensee is undertaking improvements to its technology which will allow it to accurately determine Automated Minutes by December 31, 1996. Accordingly, Royalty Reports for 1996, including the annual statement required under Section 4.2 below, will be based upon Automated Minutes as Determined under Licensee's available technology, with such good faith adjustments as Licensee can reasonably make after December 31, 1996 to give effect to Automated Minutes which may not have been fully reflected in earlier Royalty Reports.

         4.2 The reports of Section 4.1 shall include a statement prepared by the Licensee stating, on a telephone number and name of activity basis, the total minutes and the total Automated Minutes utilized in the course of the activities of Licensee and its Subsidiaries in the Television Shopping Systems Field-Of-Use, and the EBITDA for the Royalty Reporting Period involved. The report shall also identify the Subsidiaries benefitting from the license granted herein and confirm that it is a complete and accurate accounting of all minutes (including Automated Minutes) and EBITDA for the specified Royalty Reporting Period. A carrier statement from each of the appropriate telecommunications carriers must be attached, showing net minutes, and indicating that these are complete statements for the Licensee and any appropriate Subsidiaries benefitting from the license granted herein. The reports must contain enough detail to allow Licensor to reconcile the carrier statements to the Licensee reports. In addition to reports for each Royalty Reporting Period, Licensee shall deliver to Licensor an annual statement confirmed by Licensee's chief information officer stating that the quarterly statements for the past year have been examined and they correctly and fairly indicate the amounts due. All annual statements shall contain an accounting of any royalties rolled over that year as well as the total amount of royalties rolled over to date.

         4.3 Each report of Section 4.1 shall be made prior to the expiration of forty-five (45) days after the close of the Royalty Reporting Period to which it pertains, with the first one due within forty-five (45) days after June 30, 1996. The reports shall be accompanied by all amounts due. The annual statements referred to in Section 4.2 shall be provided, with payment due, if any, prior to the expiration of forty-five (45) days following December 31 of the year involved. After December 31, 2005, annual statements and accompanying payments shall continue to be made until all rolled over royalties have been paid to the extent required under Section 3.4 above, with the first such payment of rolled over royalties due prior to the expiration of forty-five days following December 31, 2005.

         4.4 Licensee shall maintain regular and complete records for a period of three years after the expiration of the calendar quarter to which the records pertain, sufficient to enable verification of the accuracy of reports. The records shall be maintained at Licensee's regular place of business and, on thirty (30) days written notice, shall be available for inspection by Licensor's outside accountants, after executing an appropriate confidentiality agreement, during normal business hours, for three years immediately following each calendar quarter while the Agreement is in force. Licensor shall have the right, once a calendar year on thirty (30) days written notice to Licensee, to have its accountants audit relevant records, systems and any other documents or things underlying the calculation of amounts under this Agreement. However, such outside accountants shall maintain such information in confidence (executing an appropriate confidentiality agreement) and shall disclose to Licensor only the proper calculation of amounts. Should any such audit reveal a payment shortfall, the amount of the shortfall shall be paid by adding that amount to Licensee's next royalty payment remittance after the discovery thereof, together with pro rata interest calculated on a yearly basis at the prime rate, as it appears in the "Money Rates" (or like) section of the Wall Street Journal on the next business day after the shortfall is discovered. If any such shortfall is in excess of twelve and one-half (12.5) percent of the amount due, Licensor shall have the right to have its accountants audit such records, systems and other documents one additional time in the ensuing year. In the event an overpayment is detected from such audit, licensee shall be credited an amount equal to the overpayment in the next monthly royalty statement following the date of such detection. If licensee disagrees with an audit revealing a payment shortfall, a determination of whether there is a shortfall and the payment due hereunder shall be submitted to Arbitration in accordance with Section 10. In any event, each party shall bear its own costs, fees or expenses associated with any inspection or audit specified in this provision. Any audits beyond those specified in this provision shall be at Licensor's expense.

         4.5 If Licensee fails to make timely payments of payments of amounts due or provide timely statements, Licensor may notify Licensee in writing of such failure within thirty (30) days after such failure occurs. Licensee shall have sixty (60) days from receipt of Licensor's written notice to cure such failure; otherwise, such failure shall constitute a material breach of this Agreement,

         4.6 Licensor agrees to hold in strict confidence all information obtained from Licensee, including or relating to the reports, records, payments and audits described herein.



5.       REPRESENTATIONS AND WARRANTIES

         5.1 Licensor represents and warrants that it is the sole owner of all rights, title and interest (legal and equitable) of the Licensed Patents, that it has the right to license the Licensed Patents, that it has the right to enter into this Agreement and that it is not a party to any agreements or obligations inconsistent with this Agreement. Furthermore, Licensor represents and warrants that there are no previously granted exclusive licenses granted to any third parties in any of the Fields-Of-Use as defined in Exhibit
B. It is understood that any such license granted by Licensor is subject to the rights granted by this Agreement to the Licensee and its Subsidiaries.

         5.2 This license does not and shall not be interpreted or construed to include: (1) any warranty or representation as to the validity, enforceability or scope of any Licensed Patent, (2) any warranty or representation that any specific apparatus or method used by Licensee in connection with any Licensed Patent is or will be free from infringement of patents of others or other intangible rights of third parties, (3) any requirement to file any patent application, secure or maintain any patent, (4) any obligation to bring or prosecute any action for infringement of any Licensed Patent, (5) any obligation to furnish any technical or support information, (6) any license or right by implication or estoppel, or (7) any warranty regarding implementations of Licensed Patents as with respect to merchantability, use or fitness for any particular purpose.

         5.3 Licensee represents and warrants that the number of Automated Minutes it utilized in 1995 in the course of its activities in the Television Shopping Systems Field-Of-Use is Thirty-Nine Million, Five Hundred Fifty-Seven Thousand, Two Hundred Fifty-Eight minutes (39,557,258). These activities include, but are not limited to, order calls ("Tootie") and customer service calls ("Tooter").


         6.      DEFAULT

         6.1 Upon the occurrence of a default, Licensor may give written notice of the default to Licensee, identifying the nature of the default, within sixty (60) days of Licensor having notice of the default. Licensee shall have sixty (60) days following receipt of such notice to cure the default. Thereafter, if the default is not cured by Licensee within the time provided, Licensor may immediately terminate this Agreement by giving written notice of termination to Licensee.



         7.      TERMINATION

                 7.1 Licensee shall have the right after January 1, 1997 to terminate this entire Agreement at any time by a written notice to Licensor at km thirty (30) days in advance. Such termination shall be effective on December 31 of the calendar year in which such notice is provided.

         7.2 The termination of the license granted herein shall not relieve the duty and obligation to pay in full all amounts due as of the effective date of such termination.

         7.3 If this Agreement is terminated any time Prior to the end of year 10, all royalties "rolled over" under the terms of Section 3.4 shall, be paid in full and represent non-refundable, non-cancellable obligations of Licensee in all circumstances.

         7.4 Unless sooner terminated as provided herein, this Agreement shalt continue until the expiration of the last to expire of the Licensed Patents.



8.       CONFIDENTIALITY

         8.1 Except as stated in Section 10, PRESS RELEASE, the parties hereto agree to maintain the details of this Agreement in confidence and not to reveal the same to third parties, except officers, directors, employees, agents, attorneys and partners of Licensee, and except as required by law subject to the other provisions of this Agreement.

         8.2 Notwithstanding the provisions of Section 8.1, Licensor may disclose a summary of the terms and conditions of this Agreement to existing or potential licensees, providing such existing or potential licensees agree in writing to maintain the disclosed summary of terms and conditions confidential. In addition, Licensor may disclose the names of Licensee and its Subsidiaries in the normal course of its business.



9.       ARBITRATION

         9.1 No dispute between the Parties concerning validity of any of the Licensed Patents, enforceability of any of the Licensed Patents, infringement of any of the Licensed Patents or the scope of any of the claims of the Licensed Patents may be Submitted to arbitration unless otherwise agreed by the parties in writing.

         9.2 Except for a dispute concerning the subjects of Section 10.1, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

         9.3 Arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by a sole Arbitrator who shall be appointed by the parties; if the parties do not agree on an arbitrator within sixty (60) days of notice, the arbitrator shall be appointed by the president of the AAA. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 and insofar as the proceeding relates to patents, it shall also be governed by 35 U.S.C. Section 294, to the extent applicable. The parties shall have the right to conduct reasonable discovery in any such arbitration, as determined by the arbitrator.

         9.4 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the Agreement, (ii) shall be with a brief statement (not to exceed ten (10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced in a judgment rendered by a court of competent jurisdiction from which an appeal can or has been taken my be modified by any court of competent jurisdiction upon application by any party to the arbitration,

         9.5 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

         9.6 Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but those related to the compensation and expenses of the arbitrator shall be borne equally.

         9.7 The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.



10.      PRESS RELEASE

         10.1 A mutually approved press release in the form attached hereto as Exhibit C may be released by Licensor on a date mutually agreed upon. Both the Licensee, its officers and principals, and the Licensor, its officers and principals, agree and undertake that any and all future statements by them, or any of them, to the public, the media or to business associates shall be entirely consistent with the Press Release as mutually approved. Nothing in this Agreement shall be construed to preclude Licensee, its officers or principals from making any disclosures required by law, regulation or judicial process.



11.      PATENT MARKING

         11.1 If Licensee or its Subsidiaries at any time during the term of this Agreement distribute printed materials regarding their automated systems, such materials shall contain a notice of the Licensed Patents as indicated in Exhibit D.

12.      NOTICES

         12.1 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other nationally recognized overnight carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, with written indication of delivery or tender, when applicable, addressed to the addressee first set forth above or at such other address as either party may substitute by written notice provided to the other party in such manner. Such notices shall be deemed to have been served when delivered, or if delivery is not accomplished by reason of some fault of the addressee, when tendered.


13.      INVALIDITY

         13.1 If any paragraph, provision, clause of this Agreement or claim of any Licensed Patent shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of the Agreement or Licensed Patents shall remain valid and enforceable, and to the extent required in the pursuit of this Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision which reflects the Parties, intent in entering the Agreement.



14.      ENTIRE AGREEMENT

         14.1 The terms and conditions herein constitute the entire Agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, and no prior agreement or understanding varying or extending the same shall be binding upon either Party hereto.



15.      SECTION HEADINGS

         15.1 Thee section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



16.      GOVERNING LAW

         16.1 This Agreement shall be governed and interpreted in accordance with the laws of the state of California U.S.A., without reference to conflicts of laws and principles. Any litigation between the Parties concerning the subjects of Section 9.1 shall take place in the United States District Court for the Central District of California and the Parties agree that the Court has jurisdiction over them. However, in the case of arbitration requested specifically by one of the Parties under Section 9, the arbitration shall be held in the state of domicile of the other Party. For these purposes, any arbitration in Florida shall be held in St. Petersburg or Tampa, at Licensee's election, and any arbitration in California shall be held in Los Angeles.



17.      NO AGENCY

         17.1 Nothing herein contained shall be deemed to create or give rise to an agency, joint venture or partnership relationship, or any confidential or fiduciary relationship between the Parties.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.


LICENSOR

RONALD A. KATZ TECHNOLOGY LICENSING, L.P., a California limited partnership,

By: A2D, L.P., a California limited partnership,
its general partner,

By: A2D Corporation, a California corporation,
its general partner,

By: /s/ Ronald A. Katz          DATE: 6/21   , 1996
   --------------------------        --------
        RONALD A. KATZ
Its Chief Executive


LICENSEE

Home Shopping Network, Inc.

By: /s/ James G. Held           DATE: 6/20   , 1996
   -------------------------         --------

Name: James G. Held
     -----------------------

Its President & CEO
   -------------------------

                                  EXHIBIT A


                  RONALD A. KATZ TECHNOLOGY LICENSING, L.P.


UNITED STATES PATENTS

                                EXPIRED PATENTS

         Patent No.           Title
         ------               -----
         4,071,698            Telephone System for Audio Demonstration
                              and Marketing of Goods or Services


                                            UNEXPIRED PATENTS


        Patent No.                         Title                                       Issue Date
        ---------                          -----                                       ----------
   1.    4,792,968                         Statistical Analysis                        12/20/1988
                                           System for Use With
                                           Public Communication
                                           Facility

   2.    4,845,739                         Telephonic-Interface                        7/4/1989
                                           Statistical Analysis
                                           System

   3.    4,930,150                         Telephonic Interface                        5/29/1990
                                           Control System


   4.    4,932,046                         Telephone Programming                       6/5/1990
                                           System for Automated
                                           Calling

   5.    4,939,773                         Multiple Party                              7/3/1990
                                           Telephone Control
                                           System

   6.    4,975,945                         Universal Telephone                         12/4/1990
                                           Call Relay System

                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.

                               UNEXPIRED PATENTS

                   Patent-No.              Title                                     Issue Date
                   ----------              -----                                     ----------
  7.                4,987,590              Multiple Party                             1/22/1991
                                           Telephone control
                                           System

  8.                5,014,298              Voice-Data Telephonic                       5/7/1991
                                           Control system

  9.                5,0l6,270              Expanded Telephone                         5/14/1991
                                           Data Organization
                                           System

  10.               5,048,O75              Telephonic-Interface                       9/10/1991
                                           Statistical Analysis
                                           System

  11.               5,073,929              Voice-Data Telephonic                     12/17/1991
                                           Control System

  12.               5,091,933              Multiple Party                             2/25/1992
                                           Telephone Control
                                           System

  13.               5,109,404              Telephone Call                             4/28/1992
                                           Processor With Select
                                           Call Routing

  14.               5,128,984              Telephone Interface                         7/7/1992
                                           Call Processing System
                                           With Call Selectivity

  15.               5,185,787              Multiple Party                              2/9/1993
                                           Telephone Control
                                           System With Random
                                           Dialing For Polling

  16.               5,218,631              Telephonic-Interface                        6/8/1993
                                           Game Control System

                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.

                               UNEXPIRED PATENTS


         Patent No.                        Title                                        Issue Date
         ----------                        -----                                        ----------
   17.    5,224,153                        Voice-Data Telephonic                         6/29/1993
                                           Interface Control
                                           system

   18.    5,251,252                        Telephone Interface                           10/5/1993
                                           Call Processing System
                                           with Call Selectivity

   19.    5,255,309                        Telephonic-Interface                         10/19/1993
                                           Statistical Analysis
                                           System

   20.    5,259,023                        Telephonic-Interface                          11/2/1993
                                           Statistical Analysis
                                           System

   21.    5,297,197                        Multiple Party                                3/22/1994
                                           Telephone Control
                                           System

   22.    5,349,633                        Telephonic-Interface                          9/20/1994
                                           Game Control System

   23.    5,351,285                        Multiple Format                               9/27/1994
                                           Telephonic Interface
                                           Control System

   24.    5,359,645                        Voice-Data Telephonic                        10/25/1994
                                           Interface Control System

   25.    5,365,575                        Telephonic-Interface                         11/15/1994
                                           Lottery System

   26.    5,442,688                        Multiple Party                                8/15/1995
                                           Telephone Control System

                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.

                               UNEXPIRED PATENTS


FOREIGN PATENTS

                                                                                                   COUNTRIES
                     PATENT NO.     COUNTRY      TITLE                                             EFFECTED IN
                    ------------    -------      -----                                             -----------
         1.         0   229  170    EPC          Statistical Analysis                               Germany
                                                 system For Use with                                France
                                                 Public Communication                               U.K.
                                                 Facility (corresponds                              Netherlands
                                                 to U.S. Pat. No. 4,792,968)                        Sweden

         2.         0   342  295    EPC          Telephonic-Interface                               Germany
                                                 Statistical Analysis                               France
                                                 System (corresponds to                             U.K.
                                                 U.S. Pat. No. 4,845,739)                           Netherlands
                                                                                                    Sweden

         3.         0   230  403    UK           Voice-Data Telephonic
                                                 Control System (corresponds
                                                 to U.S. Pate No. 5,073,929)


                                   EXHIBIT B


                   RONALD A. KATZ TECHNOLOGY LICENSING, L.P.
                               FIELDS OF USE

1.     GROUP CONFERENCING (including "broadcast services)
       One Example: Automated bridging of more than two callers utilizing some form of "listen only" (unilateral) communication which may be combined with some form of interactive communication.

2.     GOVERNMENT LICENSING REGISTRATION (i.e., automotive registration)
       The use of interactive voice services operated by a Government entity or its designee to handle the process of a caller renewing a license.

3.     STATE LOTTERY PREPAID TICKETS OR CARDS
       The use of interactive voice services by a State or its designee for the purpose of allowing a caller to enter a state lottery utilizing interactive call processing technology.

4.     PAY-PER-VIEW
       Automated ordering of pay-per-view movies. Typically involves automated ordering of a movie or event from a cable company utilizing automatic identification capabilities and/or voice processing capabilities to capture the number from which the subscriber is calling or the callers account number, to speed the order and increase security.

5.     PRODUCT/SERVICE SUPPORT
       The interactive processing of calls operated by the manufacturer of the product or the provider of the service, for the purpose of offering customer advice or support. Typically the automated services are used at the beginning of the call, often to greet callers, collect information from then via touch tone and queue callers for subsequent connection to some form of consultant.

6.     TELEVISION SHOPPING SYSTEMS (automated ordering)
       The use of interactive voice services operated by a television shopping network, to handle ongoing orders for products or services in an automated fashion. Typically, this involves the processing of credit card information for payment. In such cases, the mere utilization and authorization of credit cards by Licensee, whether with respect to cards of a third party credit card issuer or cards issued by Licensee itself in the conduct of its television shopping system business(es), fall within the Television Shopping Systems Field-Of-Use of this Agreement and shall not require a separate license for any other Field-Of-Use.
       Any time such a third party is involved, however, Licensee shall notify the third party in writing that it does not receive any license or other right, either express or implied, under the Licensed Patents by virtue of its participation in Licensee's activities.

       In addition, automated promotions (i,e., games, contests, lotteries and polls) associated with the offering of products over television, and utilizing Licensee's television shopping system(s), fall within the Television Shopping Systems Field-Of-Use of this Agreement and shall not require a separate license for any other Field-Of-Use.

7. TELEVISION SHOPPING SYSTEMS VIA CABLE FACILITIES (automated ordering, The automated processing of orders (over cable distribution media) for products or services based on television programming, where the order processing is offered directly by the licensee without an interactive voice component.

8.     ELECTRONIC PERSONAL CLASSIFIEDS
       The use of interactive voice services to allow advertisers and interested respondents to contact each other. Typically, advertisers create and store voice messages which can be heard by potential respondents who can, in turn, leave recorded voice messages for the advertisers. Finally, advertisers have the ability to retrieve stored responses. Advertisers may also have the ability to store attributes of that which is being advertised via touch tone entry, for the purpose of automatically matching similar attributes or requirements of the respondents.

9.     AUTOMATED SECURITIES TRANSACTIONS (buy/sell)
       Interactive call processing on an ongoing basis, operated by the broker or dealer of the securities, which allows callers to purchase, sell, or trade securities such as stock and mutual funds, or transfer funds between such securities. May include automated customer service functions such as automated order status information and cancellation.

10. AUTOMATED CREDIT & CALLING CARD AUTHORIZATION SERVICES (excluding prepaid cards) The provision of credit card authorization service by the credit card firm or designee using interactive voice response as a stand alone offering. (Note: This is as opposed to the obtaining of an authorization as a part of processing a call for another purpose, i.e., an automated order, which is included in the Service Bureau Field-Of-Use.)

11. INTERACTIVE TRANSACTIONS THROUGH CABLE COMMUNICATIONS FACILITIES Automated interactive transactions of various types (e.g., games, contests, lotteries and polls) conducted over a cable distribution media (e,g., coaxial or fiber media).

                                FIELDS OF USE
                                  CONTINUED

12.    AUTOMATED SERVICE BUREAU

       All forms of fully automated call processing or combined automated and live call processing [except as described in each of the other Fields-of-Use defined herein] using interactive voice services, where an independent bureau offers call termination services, often including transport and call handling, to a sponsoring organization or an internal group.

       This Field-Of-Use includes prepaid card use and automated ordering, which in turn include the obtaining of a credit card authorization as part of such an order or other interactive process, at the regular per minute rates. Ongoing automated ordering on behalf of a television shopping network would be excluded as it represents another Field-Of-Use.

13.    ENHANCED CABLE CUSTOMER SERVICE:
       Cable related customer service (not including Pay-Per-View or Interactive Transactions Through Cable Communications Facilities) typically involving communications with customers concerning cable accounting, billing, ordering of service and cable service related equipment, coordination of installation, repairs or other cable services. These communications are all related to the provision and support of cable services only. Communications related to any other area such as telephony or wireless service would be embraced in another Field-Of-Use.

14.    ENHANCED TELEPHONY CUSTOMER SERVICE:
       Telephony-related customer service typically involving communications with customers concerning local, long distance or other telephony accounting, billing, ordering of service and service-related equipment, coordination of installation, repairs, or other services only. Communications related to any other area such as cable service would be embraced in another Field-Of-Use.

                                  EXHIBIT D

                                PATENT NOTICE


Home Shopping Network, Inc. is licensed under the following, and related Ronald A, Katz Technology Licensing, L.P. United Statics Patents: 4,845,739; 5,255,309; 5,259,023; 5,347,633; 5,351,285; 5,365,575; 5,251,252; 5,359,645;
5,297,197; and others.

DRAFT

             HOME SHOPPING NETWORK LICENSES KATZ PATENT PORTFOLIO



         Ronald A. Katz Technology Licensing, L.P. (RAK) announced today that it has entered into a non-exclusive agreement with Home Shopping Network, Inc. (NYSE-HSN) to license the extensive Katz patent portfolio of interactive telecommunications technology. Home Shopping Network is one of many major companies that have licensed these patents including American Express, First Data Corp. and MCI Communications Corporation.

         The RAK portfolio consists of 26 U.S. patents and 18 patent applications resulting from Ronald A. Katz's pioneering work in the interactive field during the 1980's. Katz is the named inventor on more than 30 patents primarily in telecommunications and computing. He formed Telecredit, Inc., the nation's first on-line real time credit and check cashing authorization system, and was awarded a patent at co-inventor of that technology.

         "We are Pleased to welcome Home Shopping Network as a licensee and appreciate their recognition of the importance of our patent portfolio to their business," said Ronald Katz.

         James Held. President and chief executive officer of HSN said, "The Katz patent license agreement will allow us to continue our leadership in the use of interactive voice response communications to effectively serve our customers."

         Home Shopping Network pioneered the television shopping industry in 1982. Its 24-hour programming reaches approximately 69 million households via cable and broadcast station affiliates and satellite dish receivers.